Exhibit 99.1

Omeros Corporation Reports Fourth Quarter and Year-End 2025 Financial Results

– Conference Call Today at 4:30 p.m. ET

SEATTLE, WA – March 31, 2026 – Omeros Corporation (Nasdaq: OMER) today announced recent highlights and developments as well as financial results for the fourth quarter and year ended December 31, 2025, which include:

●     Net income for the fourth quarter of 2025 was $86.5 million, or $1.22 per share, compared to a net loss of $31.4 million, or $0.54 per share, for the fourth quarter of 2024. For the year ended December 31, 2025, net loss was $3.4 million, or $0.05 per share, compared to a net loss of $156.8 million, or $2.70 per share, in the prior year.

●     Fourth quarter results include a net gain of $237.6 million tied to the zaltenibart transaction with Novo Nordisk. The fourth quarter also includes a $136.0 million non-cash charge associated with the mark-to-market adjustment on the embedded derivatives related to our 2029 Notes and Term Loan. Excluding the non-cash charge associated with the embedded derivatives, non-GAAP adjusted net income for the three months and year ended December 31, 2025 was $222.5 million, or $3.14 per share, and $133.4 million, or $2.10 per share, respectively.

●     At December 31, 2025, we had $171.8 million of cash and short-term investments. We had $87.9 million in aggregate principal amount of debt at December 31, 2025, reflecting a decrease of $77.1 million, or 47%, compared to $164.9 million in aggregate principal amount of debt at December 31, 2024.

Fourth Quarter and Recent Highlights

●     On November 25, 2025, we closed the previously announced transaction with Novo Nordisk Health Care AG (“Novo Nordisk”).  Pursuant to the Asset Purchase and License Agreement (“APLA”), Novo Nordisk received exclusive global rights in all indications to develop and commercialize zaltenibart (formerly OMS906), our lead human monoclonal antibody targeting mannan-binding lectin-associated serine protease-3 (“MASP-3”) and certain related antibodies and products. Omeros retains rights to its MASP-3 small-molecule program unrelated to zaltenibart, including the ability to develop and commercialize small-molecule MASP-3 inhibitors with limited restrictions on indications. Omeros also retains rights to its “grandfathered” MASP-3 antibodies, with temporal and indication restrictions on commercialization and for use in advancing its small-molecule therapeutics.

At closing, we received an upfront cash payment of $240.0 million. In addition, we are eligible to receive:

● Up to $100.0 million in near-term milestone payments and an additional $410.0 million in one-time milestone payments upon the first achievement by Novo Nordisk or its affiliates or sublicensees of each of the development and approval milestone events as set forth in the APLA;

● Up to $1.3 billion in one-time milestone payments upon the achievement by Novo Nordisk or its affiliates or sublicensees of certain sales-based and commercial milestone events; plus

● Tiered royalties on annual global net sales of applicable products at rates ranging from a high single-digit to high-teens.

●     Omeros used a portion of the cash received at closing of the Novo Nordisk transaction to repay the entire $67.1 million principal amount outstanding under its senior secured term loan, along with a related prepayment premium, accrued and unpaid interest, and expenses. The prepayment resulted in the termination of the corresponding credit agreement and the release in full of all liens and covenants thereunder. Another portion of the cash was subsequently used to repay the remaining $17.1 million aggregate principal amount outstanding of our 2026 convertible notes at maturity in February 2026.

●     On December 23, 2025, the U.S. Food and Drug Administration (“FDA”) approved YARTEMLEA® (narsoplimab-wuug) for the treatment of hematopoietic stem cell transplant-associated thrombotic microangiopathy (“TA-TMA”) in adults and in children ages two years and older. YARTEMLEA is the first and only approved therapy for TA-TMA, an often-fatal complication of stem cell transplantation driven by activation of the lectin pathway of complement. YARTEMLEA selectively inhibits MASP-2, the effector enzyme of the lectin pathway, blocking pathway activation while preserving classical and alternative complement functions important for host defense against infection.

●     Commercial distribution and sales of YARTEMLEA began in January 2026. Both adult and pediatric patients with TA-TMA are now receiving YARTEMLEA, including patients who have recently failed prior off-label C5- and C3-inhibitor regimens, in both hospital and outpatient settings.

●     We are commercializing YARTEMLEA in the U.S. market and have deployed our field force of account managers and directors, market development managers, access leads, and medical science liaisons to engage directly with transplant centers across the United States.

●     A marketing authorization application (“MAA”) for YARTEMLEA for the treatment of TA-TMA is currently under review by EMA with a decision expected in mid-2026. If approved, the MAA authorizes the product to be marketed in all EU member states and European Economic Area countries.

“In the fourth quarter of 2025, Omeros delivered transformative achievements for our shareholders,” said Gregory A. Demopulos, M.D., Omeros’ Chairman and Chief Executive Officer. “Following FDA approval of YARTEMLEA with a broad label and no boxed warning, REMS, or required vaccinations, our commercial launch is well underway, and patients who urgently need the drug are now able to access it. Our partnership with Novo Nordisk expands the breadth of indications being pursued for zaltenibart and has provided — and should continue to provide — substantial operating capital while underscoring the value of our science. These successes are expected to fuel the development of a growing portfolio of commercial products from our robust pipeline as we target positive cash flow in 2027.”

Recent Developments

●     Recent developments in other programs include the following:

● We were previously awarded a three-year, $6.24 million grant from the National Institute on Drug Abuse (“NIDA”), part of the National Institutes of Health, to develop, at NIDA’s request, our lead orally administered phosphodiesterase 7 (“PDE7”) inhibitor for the treatment of cocaine use disorder. The grant is intended to support (i) preclinical cocaine interaction/toxicology studies to assess safety of the therapeutic candidate in the presence of concomitant cocaine administration and (ii) an in-patient, placebo-controlled clinical study evaluating the safety and effectiveness of OMS527 in adult cocaine users who receive concurrent intravenous cocaine. The preclinical studies, designed with NIDA toxicologists, were completed and showed no drug-interaction or safety issues, supporting the scheduled in-patient human study of OMS527 in cocaine users. FDA subsequently requested additional preclinical information prior to initiating the clinical in-patient study in cocaine users. Together with our collaborators at NIDA, we are scheduled to meet with FDA in the coming quarter to discuss that request.

● We continue to progress preclinical studies within our novel oncology program, which is focused on developing novel, proprietary large-molecule therapeutics designed to selectively target and kill dividing cancer cells. The lead indication for development is acute myeloid leukemia (“AML”), an aggressive and highly fatal bone marrow and blood cancer. We have completed selection of a drug development candidate, and IND-enabling studies are underway for this program, which we refer to as OncotoX-AML.

 o       OncotoX-AML shows broad application across AML regardless of genetic mutation, including TP53, NPM1, KMT2A, and FLT3, collectively found in approximately 90% of AML patients. In human tumor-bearing animal and in vitro human AML cell-line studies, our AML therapeutic candidate has demonstrated superior efficacy to current AML standard of care treatments.

 o       In February 2026, we announced the successful completion of our initial study in nonhuman primates evaluating the efficacy and safety of OncotoX-AML. Administration of only one course of OncotoX-AML treatment to immunocompetent primates demonstrated the desired pharmacologic response, specifically marked, selective, reversible, and dose-related reduction in myeloid progenitor cells — the cells that can mutate and lead to AML — by up to 99%. OncotoX-AML was well tolerated. There were no observed safety signals or meaningful changes in blood chemistry values.

● Our Targeted Complement Activating Therapy (“T-CAT”) platform — a new class of recombinant antibodies designed to target and directly kill bacteria, fungi, viruses, and parasites — continues to amass animal data across multiple pathogen classes and species. Our initial focus is on multidrug-resistant organisms (“MDROs”), widely recognized as one of the most critical unmet needs in medicine. In well-established in vivo animal models considered predictive of efficacy in humans, T-CAT recombinant antibodies demonstrated effectiveness in treating life-threatening infections caused by Gram-negative and Gram-positive bacteria, including those designated by the World Health Organization as priority pathogens. A publication on our T-CAT platform is expected in the coming weeks.

Financial Results

During the fourth quarter, we recognized $237.6 million in net proceeds from the sale of zaltenibart to Novo Nordisk. This represents $240.0 million in upfront cash from Novo Nordisk net of transaction related costs of $2.4 million.

With funds received from Novo Nordisk, we fully repaid $67.1 million in principal outstanding under our senior secured credit agreement in November 2025.

At December 31, 2025, we had $171.8 million of cash and short-term investments. We used available cash on hand to repay the remaining $17.1 million aggregate principal amount outstanding of our 2026 convertible notes at maturity in February 2026.

We had $87.9 million in aggregate principal amount of debt at December 31, 2025, reflecting a decrease of $77.1 million, or 46.7%, compared to $164.9 million in aggregate principal amount of debt at December 31, 2024.

Net income for the fourth quarter of 2025 was $86.5 million, or $1.22 per share, compared to a net loss of $31.4 million, or $0.54 per share for the fourth quarter of 2024. For the year ended December 31, 2025, our net loss was $3.4 million, or $0.05 per share, compared to a net loss of $156.8 million, or $2.70 per share in the prior year.

The change in fair value of financial instruments as shown in our statement of operations and comprehensive loss reflects marking to market the embedded derivative on our 2029 Notes under GAAP. Excluding the net loss on change in fair value of financial instruments which is non-cash, our non-GAAP adjusted net income for the three months and year ended December 31, 2025 was $222.5 million, or $3.14 per share, and $133.4 million, or $2.10 per share, respectively.

For the fourth quarter of 2025, we earned OMIDRIA royalties of $9.2 million from Rayner Surgical Inc. on U.S. net sales of $30.7 million. This compares to earned OMIDRIA royalties of $10.1 million during the fourth quarter of 2024 on U.S. net sales of $33.6 million. Per the terms of our original 2022 and amended 2024 agreements with DRI Health Acquisition LP, (“DRI”), all U.S.-based royalties through 2031 are remitted from Rayner to DRI through an escrow agent.

Total operating expenses for the year ended December 31, 2025 were $122.8 million compared to $167.0 million for the year ended December 31, 2024. The $44.2 million decrease was primarily due to timing of manufacturing batches, as Omeros released approximately $21.9 million of drug substance in the prior year as well as completed work on the Phase 1 OMS1029 and IgA nephropathy studies. In addition, we reduced expenditures on certain activities in the current year to conserve capital in anticipation of our expected commercial launch of YARTEMLEA.

Interest expense decreased $25.6 million in 2025 compared to 2024.  The decrease primarily relates to a $27.8 million change in non-cash remeasurement costs on the OMIDRIA royalty obligation to reflect a change in forecasted OMIDRIA cash flows from Rayner.  Excluding any non-cash remeasurement adjustments of the DRI royalty obligation and any amortization of debt discount, premium, or issuance costs, contractual interest expense remained relatively unchanged from the prior year.

Interest and other income was $4.1 million in 2025 compared to $11.3 million in 2024. The difference is primarily due to lower average cash and investments balances available to invest in the current year.

Net income from discontinued operations, net of tax, was $1.5 million, or $0.02 net income per share, in 2025 compared to net income from discontinued operations, net of tax of $25.8 million, or $0.44 net income per share, in 2024. The decrease was primarily attributable to non-cash remeasurements.

Conference Call Details

Omeros’ management will host a conference call and webcast to discuss the financial results and to provide an update on business activities. The call will be held today at 1:30 p.m. Pacific Time; 4:30 p.m. Eastern Time.

For online access to the live webcast of the conference call, please register at the following URL https://events.q4inc.com/attendee/106692151 or go to Omeros’ website at https://investor.omeros.com/upcoming-events.

A replay of the call will be made accessible online for 90 days at https://investor.omeros.com/archived-events.

About Omeros Corporation

Omeros is an innovative biotechnology company that discovers and develops first-in-class protein and small-molecule therapeutics for both large-market and orphan indications, with a focus on complement-mediated diseases, cancers, and addictive or compulsive disorders. Omeros’ lead complement inhibitor YARTEMLEA® (narsoplimab-wuug), which targets the lectin pathway’s effector enzyme MASP-2, is FDA-approved and commercially available in the U.S. for the treatment of hematopoietic stem cell transplant-associated thrombotic microangiopathy (TA-TMA) in adult and pediatric patients aged two years and older. A marketing authorization application seeking approval of YARTEMLEA for TA-TMA is currently under review at the European Medicines Agency. OMS1029, Omeros’ long-acting MASP-2 inhibitor, has successfully completed Phase 1 clinical trials.

Under a recently announced asset purchase and licensing agreement, Novo Nordisk acquired global rights to zaltenibart (formerly OMS906), an inhibitor of MASP-3, the alternative pathway’s key activator, which is in clinical development for PNH and other alternative pathway indications, along with associated intellectual property and related assets. Omeros’ pipeline also includes OMS527, a phosphodiesterase 7 inhibitor in clinical development for cocaine use disorder, which is fully funded by the National Institute on Drug Abuse, and a growing portfolio of novel recombinant antibodies targeting multidrug-resistant organisms and novel molecular and cellular therapeutic programs for oncology. For more information about Omeros and its programs, visit www.omeros.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “likely,” “look forward to,” “may,” “objective,” “plan,” “potential,” “predict,” “project,” “should,” “slate,” “target,” “will,” “would,” and similar expressions and variations thereof. Forward-looking statements, including statements regarding the anticipated therapeutic benefits of drug candidates within our development pipeline, expectations regarding our marketing authorization application for YARTEMLEA® in Europe, plans and expectations regarding the commercial launch of YARTEMLEA in the U.S., and in the EU following any EMA approval, our ability to consummate licensing, partnering or other transactions and the benefits, if any, we would receive from any such transactions, expectations regarding the sufficiency and availability of our capital resources to fund current and planned operations, including the commercialization of YARTEMLEA are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, unfavorable or unexpected regulatory conclusions or interpretations related to the clinical data, external registry data, statistical analyses or other information and data included in our marketing authorization application or inability to respond satisfactorily to information requests during regulatory review of the thereof, unanticipated or unexpected outcomes or requirements of regulatory processes in relevant jurisdictions, our financial condition and results of operations, including our ability to raise additional capital for our operations or complete other transactions on favorable terms or at all, regulatory processes and oversight, challenges associated with manufacture or supply of our products to support clinical trials, regulatory inspections and/or commercial sale following any marketing approval, changes in reimbursement and payment policies by government and commercial payers or the application of such policies, intellectual property claims, competitive developments, litigation, and the risks, uncertainties, and other factors described under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2026. Given these risks, uncertainties, and other factors, you should not place undue reliance on these forward-looking statements, and we assume no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

This press release includes financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). A non-GAAP financial measure is generally defined as one that purports to measure historical or future financial position, results of operations or cash flows but excludes or includes amounts that would not be included in most GAAP measures. We define and use the non-GAAP financial measure of Adjusted Net Loss which represents net loss adjusted to remove the non-cash remeasurement on the fair value of financial instruments.  We believe Adjusted Net Loss and Adjusted Net Loss from Continuing Operations to be a more accurate measure in gauging the Company’s performance because it excludes the fluctuation in the fair value of Omeros’ embedded derivatives. These are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with Omeros’ financial statements prepared in accordance with GAAP. These non-GAAP measures differ from GAAP measures with the same captions, may be different from non-GAAP financial measures with the same or similar captions that are used by other companies, and do not reflect a comprehensive system of accounting.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

IR@omeros.com

OMEROS CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024

Costs and expenses:
Research and development	$19,446	$23,320	$81,296	$119,523
Selling, general and administrative	9,635	10,035	41,500	47,430
Total costs and expenses	29,081	33,355	122,796	166,953
Loss from operations	(29,081)	(33,355)	(122,796)	(166,953)
Gain on sale of zaltenibart	237,594	—	237,594	—
Gain on early extinguishment of term debt, net	17,035	—	17,035	—
Loss on early extinguishment of 2026 Notes	—	—	(2,968)	—
Interest and other income	1,118	2,296	4,096	11,285
Interest expense, net of remeasurement adjustments and other	(8,726)	(3,177)	960	(24,675)
Gain (loss) on change in fair value of financial instruments, net	(136,038)	—	(136,717)	19
Loss from continuing operations before income tax expense	81,902	(34,236)	(2,796)	(180,324)
Income tax expense	(2,012)	(2,305)	(2,012)	(2,305)
Net loss from continuing operations, net of tax	79,890	(36,541)	(4,808)	(182,629)
Net income from discontinued operations, net of tax	6,561	5,183	1,458	25,814
Net income (loss)	$86,451	$(31,358)	$(3,350)	$(156,815)

Basic net income (loss) per share:
Net income (loss) from continuing operations	$1.13	$(0.63)	$(0.08)	$(3.14)
Net income from discontinued operations	0.09	0.09	0.03	0.44
Net income (loss)	$1.22	$(0.54)	$(0.05)	$(2.70)

Diluted net income (loss) per share:
Net income (loss) from continuing operations	$0.90	$(0.63)	$(0.08)	$(3.14)
Net income from discontinued operations	0.08	0.09	0.03	0.44
Net income (loss)	$0.98	$(0.54)	$(0.05)	$(2.70)

Weighted-average shares used in per share computation:
Basic	70,829,424	57,987,961	63,510,201	58,170,931
Diluted	88,475,735	57,987,961	63,510,201	58,170,931

OMEROS CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$9,660	$3,400
Short-term investments	162,144	86,732
OMIDRIA contract royalty asset, short-term	25,351	29,083
Receivables	10,917	7,739
Prepaid expense and other assets	7,595	7,166
Total current assets	215,667	134,120
OMIDRIA contract royalty asset	96,435	124,266
Right of use assets	10,708	14,961
Property and equipment, net	1,768	2,678
Restricted investments	1,054	1,054
Total assets	$325,632	$277,079

Liabilities and shareholders’ equity/(deficit)
Current liabilities:
Accounts payable	$4,764	$5,905
Accrued expenses	29,388	26,005
OMIDRIA royalty obligation	20,547	20,645
2026 Notes, net	17,063	—
Term debt	—	21,000
Lease liabilities	6,300	5,971
Total current liabilities	78,062	79,526
OMIDRIA royalty obligation, non-current	147,319	195,612
2026 and 2029 Notes, non-current, net	51,364	97,178
2029 Notes embedded derivative, non-current	157,171	—
Term debt, non-current, net	—	69,640
Term debt, embedded derivative, non-current	—	(235)
Lease liabilities, non-current	7,245	13,466
Other accrued liabilities, non-current	5,702	4,501
Shareholders’ equity/(deficit):
Common stock and additional paid-in capital	792,464	727,736
Accumulated deficit	(913,695)	(910,345)
Total shareholders’ equity (deficit)	(121,231)	(182,609)
Total liabilities and shareholders’ equity (deficit)	$325,632	$277,079

OMEROS CORPORATION

UNAUDITED SCHEDULE OF INTEREST EXPENSE, NET OF REMEASUREMENT ADJUSTMENTS AND OTHER

(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
	(In thousands)
OMIDRIA royalty obligation
Pass through interest remitted to administrative agent	$4,121	$5,403	$19,166	$20,634
Non-cash remeasurement adjustment	736	(4,061)	(33,435)	(5,614)
Interest expense, net of remeasurement on OMIDRIA royalty obligation	4,857	1,342	(14,269)	15,020

2026 Notes
Contractual interest expense	224	1,284	2,547	7,772
Amortization of debt discount and issuance costs	27	146	287	859
Interest expense on 2026 Notes	251	1,430	2,834	8,631

Term Loan
Contractual interest expense	1,299	2,378	8,021	5,525
Amortization of debt premium and issuance costs	(852)	(2,022)	(5,578)	(4,681)
Interest expense on Term Loan	447	356	2,443	844

2029 Notes
Contractual interest expense	1,681	—	4,220	—
Amortization of debt discount and issuance costs	1,452	—	3,658	—
Interest expense on 2029 Notes	3,133	—	7,878	—

Finance leases and other	38	49	154	180

Total interest expense, net of remeasurement adjustments and other	$8,726	$3,177	$(960)	$24,675

OMEROS CORPORATION

UNAUDITED GAAP TO NONGAAP RECONCILIATION

(In thousands)

	Three Months Ended	Twelve Months Ended
	December 31, 2025
Reconciliation of GAAP net income (loss) to Non-GAAP adjusted net income

Numerator (in thousands)
Net income (loss)	$86,451	$(3,350)
Less: remeasurement of fair value of financial instruments	136,038	136,717

Non-GAAP adjusted net income	$222,489	$133,367

Denominator (in shares)
Basic weighted average shares	70,829,424	63,510,201

Net income (loss) per share basic	$1.22	$(0.05)

Non-GAAP adjusted net income per share basic	$3.14	$2.10